FOR IMMEDIATE DISTRIBUTION              Information:
                                        Joe Kopec or Jim Fitzpatrick
                                        The Dilenschneider Group
                                        312-553-0700


                 MERCURY FINANCE ADOPTS SHAREHOLDER RIGHTS PLAN


     CHICAGO, Feb. 27 - Mercury Finance Company (NYSE:MFN) today announced that its board of directors unanimously approved a shareholder rights plan designed to protect Mercury's shareholders from abusive takeover tactics and from attempts to acquire control of Mercury without offering a fair price to all of the company's shareholders. Mercury said that it is not aware of any effort to acquire control of the company. The plan does not preclude the board from considering and accepting an offer if the board believes it is in the best interest of the company, its creditors and shareholders.

     Under the rights plan, a dividend distribution of one stock purchase right will be made for each share of common stock outstanding at the close of business on March 10, 1997. Each right entitles the holder to purchase one share of Mercury common stock at a purchase price of $13.50. The plan has a ten-year duration.

     Initially, the rights will be attached to common stock and will not be exercisable or represent any significant value to shareholders. The rights may become exercisable only if any person acquires beneficial ownership of 15 percent or more of Mercury common stock or begins a tender offer that could result in a 50 percent ownership. All Mercury shareholders except for the acquiring person would then be entitled, by paying the right's exercise price, to buy Mercury common stock having twice the market value of the exercise price.

     If there is a change in the majority of the board of directors before the rights become exercisable, the terms of the rights plan can be altered only by directors who were on the board before the change occurred. However, this limitation expires at the earlier of six months after the change or one year from today.

     The Mercury board of directors can cancel the plan by redeeming the rights at a price of $0.001 or 1/10 of a cent share in the event of a proposed offer that the board concludes is in the best interests of Mercury, its creditors and shareholders.

     Details of the rights distribution are contained in a letter which will be mailed shortly to all Mercury shareholders.